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                               EXHIBIT 21.1



         Subsidiaries of Valassis Communications, Inc.

         VCI Enterprises, Inc.
         Valassis International, Inc.
         Promotion Watch, Inc.
         VCI Electronic Commerce, Inc.
         Valassis Retail Connection, Inc.
         VCI Direct Mail, Inc.








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